 Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces First Quarter Fiscal Year 2021 Results

Mitchel Field, NY, September 10, 2020 – Frequency Electronics, Inc. (“FEI” or the “Company”) (NASDAQ-FEIM) is reporting revenues for the first quarter of fiscal 2021 ended July 31, 2020 of $13.0 million, compared to revenues of $12.6 million for the first quarter of fiscal 2020, ended July 31, 2019. Operating loss for the first quarter of fiscal 2021 was $337,000 compared to an operating loss of $780,000 for the same period of fiscal 2020. Net loss from operations was $262,000 or ($0.03) per diluted share compared to a net loss of $591,000 or ($0.07) per diluted share for the first quarter of fiscal year 2020.

FEI CEO Stan Sloane commented, “FEI has long been a proven provider of critical time and frequency systems for satellites and, given the increasing importance of space to the US military, this will be a growth area for us. The uptick in revenue this quarter is the result of winning several of these US Government space related programs in the last few months.

Significant contracts typically start off slowly, in order to conduct all the necessary project planning and scheduling and then ramp up over time. Thus, even small revenue increases are a good leading indicator of anticipated increasing revenue trends when they are backed up by increasing backlog, as we see this quarter. While operating loss is not something we like, this quarter was affected by unusual insurance costs, legal expenses and the lingering accounting impact of technical issues associated with development programs we have previously discussed. We also maintained positive cash flow for the quarter.

I am also happy with the fact that we have managed our way through the COVID-19 pandemic without significant impact to the business, handling supplier delays, facility shutdowns and employee quarantines along the way. Our employees have been remarkable in their resiliency and commitment to maintaining our customer commitments through all this. This goes a long way in cementing customer loyalty, which is critical in our business.”

Fiscal Year 2021 Selected Financial Metrics and Other Items

-	For the three months ended July 31, 2020, revenues from satellite payloads were approximately $6.7 million, or 51%, of consolidated revenues compared to $3.9 million, or 31%, for the prior year.

-	Revenues for non-space U.S. Government/DOD customers were $5.3 million, or 41%, of consolidated revenues compared to $6.7 million, or 54%, for the prior year.

-	Revenues from other commercial and industrial sales accounted for approximately $1.0 million, or 8%, of consolidated revenues compared to approximately $1.9 million, or 15%, for fiscal year 2019.

-	For the quarter ended July 31, 2020 the Company generated nominal positive cash flows from operations

-	Backlog at July 31, 2020 was $38 million compared to $36 million at April 30, 2020.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, September 10, 2020, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), for one week following the call. Subsequent to that, the call can be accessed via a link available on the company’s website through December 10, 2020.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency generation and RF control products for space and terrestrial applications. Frequency’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR and electronic warfare, missiles, UAVs, aircraft, GPS, secure communications, energy exploration and wireline and wireless networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 50 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Elcom Tech provides Electronic Warfare (“EW”) sub-systems and state-of-the-art RF microwave products. Additional information is available on the Company’s website: www.frequencyelectronics.com

Contact information: Stanton Sloane, President & Chief Executive Officer;

Steven Bernstein, Chief Financial Officer;

Telephone: (516) 794-4500 ext.5000        WEBSITE:     www.freqelec.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended
	July 31,
	2020	2019
	(unaudited)	(unaudited)
	(in thousands except per share data)

Revenues	$12,951	$12,554
Cost of revenues	8,863	8,601
Gross profit	4,088	3,953
Selling and Administrative	3,228	2,453
Research and Development	1,197	2,280
Loss from operations	(337)	(780)
Interest and Other, Net	84	209
Loss before Income Taxes	(253)	(571)
Income Tax Provision	9	20
Net Loss	$(262)	$(591)

Net loss per Share:
Basic and diluted loss per share	$(0.03)	$(0.07)

Average Shares Outstanding:
Basic and diluted	9,139	9,001

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	July 31,	April 30,
	2020	2020
	(unaudited)	(unaudited)
	(in thousands)

ASSETS
Cash & Marketable Securities	$12,442	$14,378
Accounts Receivable	6,201	4,392
Costs and Estimated Earnings in Excess of Billings, net	6,932	6,953
Inventories, net	21,683	22,958
Other Current Assets	2,375	2,554
Property, Plant & Equipment, net	10,731	11,267
Other Assets	18,034	17,910
Right-of-Use Assets – Leases	10,546	10,864
	$88,944	$91,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Lease Liability - current	$1,822	$1,869
Current Liabilities	8,916	11,119
Other Long-term Obligations	14,699	14,608
Lease Liability – non-current	9,172	9,444
Stockholders’ Equity	54,335	54,236
	$88,944	$91,276